Limited Term Tax-Exempt Bond Fund of America
July 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$61,657
Class B	$1
Class C	$367
Class T*	$-
Class F-1	$1,696
Class F-2	$7,195
Class F-3	$738
Total	$71,654
Class R-6	$6,844
Total	$6,844
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.3201
Class B	$0.1794
Class C	$0.2038
Class T	$0.1156
Class F-1	$0.3082
Class F-2	$0.3482
Class F-3	$0.1881
Class R-6	$0.3662
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	192,564
Class B	-
Class C	1,594
Class T	1
Class F-1	5,271
Class F-2	19,570
Class F-3	7,104
Total	226,104
Class R-6	18,782
Total	18,782
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$15.77
Class B	-
Class C	$15.77
Class T	$15.77
Class F-1	$15.77
Class F-2	$15.77
Class F-3	$15.77
Class R-6	$15.77
* Amount less than one thousand.